Exhibit 99.1

           The Bon-Ton Stores, Inc. Announces Quarterly Cash Dividend

    YORK, Pa.--(BUSINESS WIRE)--Dec. 9, 2003--The Bon-Ton Stores, Inc. (Nasdaq: BONT) today announced the Board of Directors declared a cash dividend of 2 1/2 cents per share on the Class A Common Stock and Common Stock of the Company payable January 15, 2004 to shareholders of record as of January 1, 2004.
    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We are pleased to announce this cash dividend to our shareholders. As we indicated when we announced our dividends for each of the first and second quarters, our liquidity and strong balance sheet allow us to provide this avenue of return to our shareholders. Our Board of Directors will consider dividends in subsequent periods as it deems appropriate."
    The Bon-Ton Stores, Inc. operates 142 department stores in sixteen states from the northeast to the midwest under the names of Bon-Ton and Elder-Beerman. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. The Bon-Ton enjoys a strong reputation for providing quality merchandise at competitive prices delivered with top-quality service in targeted markets.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.


    CONTACT: The Bon-Ton Stores, Inc.
             Corporate Communications
             Mary Kerr, 717-751-3071